                                                                      Exhibit 12


                      ROSE HILLS COMPANY AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                    (millions of dollars except for ratios)

                                                    Year                Year            Year             Year
                                                    ended               ended            ended            ended
                                                   December            December        December         December
                                                   31, 2000            31, 1999         31, 1998         31, 1997
                                                 ------------          -----------      -----------      -----------
Net (loss) income before income taxes........       $    (3.3) (1)      $     7.3        $     3.0        $    (1.7)
Fixed Charges:
 Interest expense............................            16.1                15.9             16.8             16.5
                                                 ------------          -----------      -----------      -----------

Total Fixed Charges..........................            16.1                15.9             16.8             16.5
 Net (loss) income before income
taxes and fixed charges......................       $    12.8  (1)      $    23.2        $    19.8        $    14.8
                                                 ============          ===========      ===========      ===========
Ratio of earnings to fixed charges...........            0.80  (1)           1.46             1.20             0.90
                                                 ============          ===========      ===========      ===========
Coverage deficiency..........................       $     3.3                   -                -        $     1.7
                                                 ============          ===========      ===========      ===========

(1) Excludes cumulative effect of change in accounting principle of $7.5 million (net of a $4.9 million income tax benefit).